Exhibit 99.(r)(3)

Code of Ethics

It is the policy and practice of the Firm to observe and encourage the highest standard of ethical conduct for all of its employees and others working on its behalf. As a condition of employment, each employee has an obligation to act fairly and honestly at all times. Such commitment to ethical conduct as a company and as individuals is fundamental to the Firm.

Each employee must read this Code of Ethics (“Code”) in its entirety.

It requires your compliance, as follows:

1.	Become familiar with and understand the contents of the Code.

2.	Sign the Acknowledgement of Receipt form attached hereto and forward it to the Compliance Officer.

3.	Notify the Compliance Officer of possible violations of the Code that may exist now or which may arise during your employment with the Firm. In the event that you have any questions regarding the Code or particular business dealings, please contact the Compliance Officer.

This Code is intended to help each employee understand his or her obligation to comply with the highest ethical standards. The Code should be kept by each employee for future reference and its guidelines made an active part of the employee’s normal course of business.

This Code should be read in conjunction with this Manual and the Firm’s Personal Account Dealing Notice.

INTRODUCTION

This policy applies to all employees/directors/members and others working on behalf of the Firm wherever located. Each employee/director/member of the Firm has an obligation to act at all times in an honest and ethical manner and with the highest integrity in dealings with clients and/or any third party.

The Code is designed to, among other things, provide guidelines of the general standards of conduct required by the Firm and its employees/directors/members, including in such areas as conflicts of interest, insider trading, possible family conflicts and confidential information.

The foundation of the Code consists of three underlying principles:

1.	Employees/directors/members of the Firm must at all times place the interests of the Firm’s clients first. In other words, as a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of the Firm’s clients.

2.	Employees/directors/members of the Firm must make sure that all personal securities transactions are conducted consistent with the Code and the Firm’s Personal Account Dealing Notice (the “PAD Notice”) and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

3.	Employees/directors/members of the Firm should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of an employee’s independent judgment.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that may arise. Consequently, employees/directors/members of the Firm are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your actions in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

Because the Firm’s policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest may change over time, the Firm may modify any or all of the policies and procedures set forth in the Code. Should the Firm revise the Code, you will receive written notification from the Compliance Officer. It is the responsibility of each employee to become familiar with any modifications to the Code.

BUSINESS DECISIONS

The Firm expects employees/directors/members and others working on its behalf to conduct the Firm’s affairs on an “arm’s length” basis and not to engage in business or financial activity that may conflict with that of the Firm. Decisions regarding the Firm’s business with any other person or entity must be based solely upon valid business considerations of the Firm. No one may permit a business decision involving the Firm to be influenced by personal or other unrelated interests or factors.

1.	CONFLICTS OF INTEREST

It is the policy of the Firm that all employees/directors/members and others working on its behalf act in good faith and in the best interests of the Firm. To this end, such persons must not place themselves or the Firm in a position that would create even the appearance of a conflict of interest. No person may represent the Firm in any transaction if an approved outside business interest might compromise or otherwise affect his or her ability to represent the Firm’s interests fairly and impartially.

While it is not possible to list all situations that might involve conflicts of interest, the Firm’s conflicts policy contained in this Manual lists actual and potential conflicts the Firm is exposed to and in addition includes financial interests,inducements (Chapter 9), political contributions (Section 6.17.4) and outside business interests (Section 5.22). If you have any doubts or questions as to the appropriateness of any interests or activities, you should contact the Compliance Officer. Any existing interest or activity that may constitute a conflict of interest under this Code must be fully disclosed to the Compliance Officer, so that the Firm may determine whether such interest or activity should be disposed of, discontinued or limited.

Exploitation of Relationship with the Firm

No person may improperly use the Firm’s name. Its name may only be used in connection with an activity or a transaction that has been previously authorized by the management or the Compliance Officer. Under no circumstances shall any person exploit the Firm’s name or his or her relationship with the Firm.

2.	INSIDER TRADING

Employees/directors/members of the Firm and others working on its behalf may in certain instances have access to Inside Information (as defined in Section 6.5 of this Manual). The CJA in the UK, and the Securities Act, the Exchange Act, and Insider Trading Sanctions Act in the US, make it unlawful for any person to trade or recommend trading in securities while in possession of Inside Information. The offence often involves taking advantage of Inside Information by trading in securities whose price is likely to be affected if the information were made public. It is important to note that disclosure in itself can be an offense unless it is done in the proper performance of the functions of employment, office or profession, such as to a regulatory authority or to a company’s bankers, brokers or lawyers. In other words, the disclosure offense can be committed whether or not the recipient of that Inside Information acts upon it.

It is irrelevant whether such action is taken directly or indirectly, and there are no exceptions for personal or independent reasons.

The Firm’s full policies and procedures relating to Market Abuse can be found in Chapter 3 of this Manual and Rumours Policy in Appendix E of this Manual. It is essential that you read and understand this fully as it has implications for the Firm and its Directors, partners and employees.

3.	POSSIBLE FAMILY AND HOUSEHOLD MEMBER CONFLICTS

There are possible conflicts of interest that could arise from an employee’s family and household member relationships and it is the responsibility of each employee to report any actual or apparent possible family or household member conflict to the Compliance Officer as soon as the employee becomes aware of it. The term “family member” includes spouses, domestic partners, parents (including step-parents and in-laws), children (including step-children and in-laws) and siblings (including step-siblings and in-laws). The term “household member” includes any person with whom you share a permanent residence.

Any possible conflicts must be reported to the Compliance Officer. If it is unclear whether a possible conflict exists, please consult the Compliance Officer.

4.	PERSONAL DISCLOSURES REGARDING LEGAL AND REGULATORY MATTERS

As a condition of employment or association with the Firm, all current and newly hired employees, directors and members are required to answer questions regarding their past and current civil and criminal actions, and regulatory matters.

In addition, all employees are required to notify the Compliance Officer immediately if they become the subject of:

1.	Any investigation or proceeding (including being named as a respondent or defendant) by any governmental entity or securities industry self-regulatory organization, including any request for testimony before such an entity or organization;

2.	Any refusal of registration, injunction, censure, fine, suspension, expulsion, or disciplinary action by a governmental entity or securities industry self-regulatory organization;

3.	Any charge under any provision of any securities law, regulation, or standard of conduct;

4.	any arrest, summons, subpoena, arraignment, indictment, or conviction of any criminal felony or misdemeanour offense; or

5.	Any securities or commodities-related customer complaint, civil litigation, or arbitration. The Firm has the right to monitor any legal or disciplinary actions to which its employees are subject and to make any required disclosure regarding these matters. All employees are required to notify the Compliance Officer immediately if they fail in a business, make a compromise with creditors, file a bankruptcy petition, or are declared bankrupt.

5.	CONFIDENTIALITY

The Firm’s employees, directors and members often have access to highly confidential or sensitive information pertaining, among other things, to the Firm’s business, its clients and investors, and client investments. This information must be safeguarded to ensure that it is not used improperly or inconsistently with the specific purpose for which it was created or obtained.

The Firm also receives personal or proprietary information from clients and investors that should be kept strictly confidential. Specifically, the names of its investors and information pertaining to their financial status should not be divulged to anyone outside the Firm, even immediate family, without the specific consent of the investor. Exceptions to this policy include when the disclosure is required by law or is requested by a regulator or pursuant to a subpoena.

The Firm’s employees/directors/members may work with, review, examine, inspect, have access to, or obtain confidential information only for the purpose of fulfilling their responsibilities to the client or investor and should otherwise hold the information in strict confidence. See Section 5.7 of this Manual.

Firm Information

The Firm has devoted resources to develop its own style of portfolio management and portfolio management resources. In many cases, these methods constitute proprietary information and are believed to give the Firm competitive advantages. As a result, the Firm does not want its ideas and contacts disseminated outside the Firm. Accordingly, its employees/directors/members should refrain from discussing its business practices with outsiders. Any requests from outsiders for specific information of this type should be authorized by the Compliance Officer prior to release. Unless specifically authorized, the Firm’s employees should never discuss confidential information with persons outside the Firm or provide outside persons with copies of written material concerning its internal operating procedures or projections for the future. Exceptions shall be approved by the Compliance Officer.

By accepting employment or affiliation with the Firm, employees/directors/members shall sign a confidentiality agreement with the Firm.

6.	PAY TO PLAY RULES

Political Contributions and “Pay to Play”

On June 30, 2010, the SEC adopted new Rule 206(4)-5 under the Advisers Act to prohibit "pay to play" arrangements by most investment advisers. The SEC uses the phrase "pay to play" to refer to arrangements whereby investment advisers make political contributions or related payments to governmental officials in order to be rewarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

In order to detect and prevent against conflicts of interest, the CCO will maintain a political contributions log and require CCO pre-clearance of political contributions. An Employee seeking pre-clearance should certify that the contribution is not made for the purpose of obtaining or retaining the firm's engagement as an investment adviser by a government entity or similar.

It is the Firm’s policy that contributions to candidates for public office, political parties or Political Action Committees (“PACs”) (as defined below) by the Firm and all its Employees be made in compliance with applicable law. The Firm will neither participate in nor permit Employees to participate in pay to play practices. Any contribution, which includes any gift, subscription, loan, advance, deposit of money or anything of value, to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by the Firm or its Employees must be made in compliance with applicable law. In addition, Employees or members of the Employee’s immediate family (spouse, child, anyone living with any Employee or anyone deriving financial support from the Employee) may only solicit another person to make any Political Contribution or coordinate another person’s Political Contribution (including fundraising activities) in compliance with applicable law. Employees are not permitted to facilitate or encourage political contributions through third parties, including, for example, consultants, attorneys, other family members, friends or entities affiliated with the Firm as a means to circumvent this policy.

The Firm will not make contributions or payments or otherwise give any endorsement or support to political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. The Firm will not directly or indirectly reimburse Employees or their immediate family members for individual political contributions or expenditures.

To comply with these laws, Employees and members of their immediate family may not contribute to, solicit or coordinate campaign funds for:

1.	A candidate running for U.S. state or local office;

2.	A candidate running for U.S. federal office who currently holds a U.S. state or local political office; or

3.	A political party or PAC in the United States

4.

without prior written approval from the CCO. All volunteer activities by Employees or members of their immediate family for any such persons or organizations must also be approved in writing by the CCO. This policy does not affect campaign contributions intended to be used for candidates for U.S. federal office, such as the U.S. House of Representatives, U.S. Senate, or President of the United States, unless the candidate currently holds a U.S. state or local office.

If an Employee or any member of his or her immediate family wishes, to make a, or solicit another person to make a, or coordinate another person’s ( e.g., conducting any fundraising activity), Political Contribution, the Employee must complete a “Political Contributions Pre-Clearance Form” (See Annex I) and submit the completed form to the CCO for pre-clearance before making any Political Contribution or participating in any solicitation or coordination of Political Contributions (the form is available upon request from the CCO). Employees and immediate family members that wish to volunteer to assist a political party, PAC or candidate in the U.S. must also complete the Political Contributions Pre-Clearance Form.

Definition of a PAC

A PAC is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labour unions, membership organizations or trade associations, or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

New Employee Certification

All new Employees must complete a “New Employee Political Contribution Disclosure Form” (See Annex II). Any Political Contributions by a new Employee in the prior two years may affect the Firm’s business. The CCO shall be consulted on all new Employee hires by the Firm in which the potential employee has made a Political Contribution in the prior two years before hiring. The CCO must determine whether such past Political Contributions will affect the Firm’s business.

Required Books & Records relating to Political Contributions

Under Rule 204-2 of the Advisers Act, the Firm must maintain records of Political Contributions made by the Firm and Employees. The Firm must also maintain a list of its “covered associates” (Employees) and of government entities to which the Firm has provided advisory services in the past five (5) years. The Firm must maintain a list of government entity investors in each covered investment pool to which the Firm has served as investment adviser in the past five (5) years if the investments are made as part of a plan or program of a government entity. The Firm must also maintain records of all payments made by the Firm and its Employees to state or local political parties and PACs in the past five (5) years.

7.	NEW ISSUES

Rule 204-1(b) provides that the Firm’s “access persons” must obtain approval from the Compliance Officer before they can directly or indirectly acquire beneficial ownership in any security in an initial public offering or a limited offering. An access person is any employee/director/member who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.